UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2010, New Generation Biofuels Holdings, Inc. (the “Company,” “we” or “our”) announced several key organizational and management changes.  Effective May 7, 2010, the Company’s board of directors took the following actions:

•	appointed John E. Mack, our current audit committee chairman, as non-executive Chairman of the Board, replacing Lee S. Rosen;
•	appointed David H. Goebel, Jr., our Chief Operating Officer, as a director; and
•	accepted the resignation of Lee S. Rosen as Chairman and as a director and approved and executed a separation agreement with Mr. Rosen.

Appointment of John E. Mack as Chairman of the Board.  Mr. Mack has been an independent director of the Company since February 2007 and currently serves on the audit, compensation and nominating committees, including as audit committee chairman. His prior experience includes over 30 years of international banking, financial business management and mergers and acquisitions experience, including senior management positions with Shinsei Bank of Tokyo, Japan and Bank of America and its predecessor companies.  He is currently a member of the board of directors of Flowers National Bank, Incapital Holdings LLC, Wilson TurboPower, and Islandsbanki hf. He will serve as Chairman of the Board until the election and qualification of his successor or his earlier resignation, removal or death.

Appointment of David H. Goebel, Jr. to the Board of Directors. Mr. Goebel has served as our Chief Operating Officer since July 2009 and as our Vice President of Global Sourcing and Supply Chain from September 2007 to July 2009.  His prior experience included supply chain and operations management positions with MeadWestvaco, a packaging solutions and products company, and ExxonMobil.  Mr. Goebel is not considered an “independent” director and is not expected to serve on any board committees. He will serve until the election and qualification of his successor or his earlier resignation, removal or death.

Resignation of Lee S. Rosen as Chairman and Separation Agreement.  On May 7, 2010, our board accepted the resignation of Mr. Rosen as the Chairman of the Board and as a director.   Mr. Rosen, the Company’s founder, resigned to spend more time with his family. The board has appreciated Mr. Rosen’s entrepreneurial spirit and tireless dedication to the company, its technology and its prospects since its founding in 2006 and wishes him well in future endeavors.

In connection with Mr. Rosen’s resignation, the board of directors negotiated and executed a Separation Agreement, dated May 7, 2010, between the Company and Mr. Rosen (the “Separation Agreement”). Under the Separation Agreement, Mr. Rosen is entitled to the following:

•	$95,000 in cash, less standard deductions and withholding;

•
the right to receive an additional $105,000, at the election of Mr. Rosen, in the form of (i) a note issued by the Company with a maturity date of three years from date of issuance and an interest rate equal to the interest rate of a three-year United States Treasury Note plus 2.0% on the date of issuance and other customary terms and conditions; or (ii) a number of shares of the Company’s common stock equal to the amount of the cash election divided by the closing price of the Company’s common stock on the Nasdaq Capital Market on the election date.  Mr. Rosen may make this election before one (1) business day following the Release Effective Date under the Separation Agreement, which will be no earlier than May 14, 2010;

•
accelerated vesting on certain time-based stock options and stock grants under Mr. Rosen’s previous Amended and Restated Employment Agreement with the Company, dated July 23, 2009 (the “Employment Agreement”),  consisting of (1) options to purchase 104,353 shares of the Company’s common stock; and (2) 260,833 shares of the Company’s common stock;

•	accelerated vesting on a certain previously granted three-year restricted stock grants, consisting of 226,316 shares of the Company’s common stock;

•
upon receipt of shareholder approval to issue sufficient available shares under the Company’s Omnibus Incentive Plan, (i) accelerated vesting on additional time-based options to purchase 208,707 shares of the Company’s common stock (the “Conditional Options”) and (ii) issuance of additional common stock grants consisting of 521,677 shares of the Company common Stock less the number of shares equal to $105,000 divided by the closing price of the Company’s common stock on the Nasdaq Capital Market on the election date (the “Conditional Stock Grant”).  The Conditional Options and Conditional Stock Grant were granted under Mr. Rosen’s previous Employment Agreement;

•	18 months of reimbursement for COBRA premiums in order to provide health and life insurance benefits at least equal to those provided at the time of separation; and

•	other accrued amounts under the Employment Agreement, as of May 7, 2010.

The Company has not registered, and is under no obligation to register, the stock grants or the shares underlying the stock options provided under the Separation Agreement.

The foregoing summary is qualified in its entirety by reference to the separation agreement with Mr. Rosen, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

           A copy of the press release announcing these organizational changes is furnished as exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated as of May 7, 2010, between the Company and Lee S. Rosen
99.1	Press Release, dated May 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 13, 2010	/s/ Dane R. Saglio
Name: Dane R. Saglio Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement, dated as of May 7, 2010, between the Company and Lee S. Rosen
99.1	Press Release, dated May 11, 2010